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EXHIBIT 99.1

PRESS RELEASE
                                             Source: Mooney Aerospace Group Ltd.

MOONEY AEROSPACE GROUP LTD. SELLS ALL STOCK OF MOONEY AIRPLANE COMPANY TO ALLEN HOLDING FINANCE LTD.
Tuesday June 1, 12:10 pm ET

KERRVILLE, Texas--(BUSINESS WIRE)--June 1, 2004--Mooney Aerospace Group Ltd. (OTCBB:MASG - News), announced today that it has sold all of the stock of Mooney Airplane Company, formerly its wholly owned subsidiary, to Allen Holding Finance Ltd. ("Allen") a private investment company. As part of the transaction in consideration for the stock, Allen agreed to assume all of the debt owed by MASG to its secured debenture holders, an amount in excess of $21 million, and invest $4 million in new capital for Mooney Airplane Company by July 27, 2004.

According to J. Nelson Happy, MASG President and Board Vice-Chairman, "The company's secured debenture holders declared their notes in default. As a result, the MASG board accepted the offer to purchase all of Mooney Airplane Company's stock by Allen, and the sale was completed last Friday morning."

Because of the stock sale, MASG no longer has any financial interest in Mooney Airplane Company.

"The board of MASG deeply regrets that the sale of Mooney Airplane Company's stock was made necessary," Happy said. "However, Allen has assumed over $21 million of the Company's debt owed to the secured debenture holders, and has also agreed to provide $4 million of new capital for the operating company within 30 days. This is good news for Mooney Airplane Company, which will now have adequate capital to meet its business plan," according to Happy.


This press release contains forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan," "confident that," "believe," "scheduled," "expect," or "intend to," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties and actual results could differ materially from those expressed in any of the forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, the availability of components and successful production of the Company's products, general acceptance of the Company's products and technologies, competitive factors, timing and other risks described in the Company's SEC reports and filings.

Mooney Aerospace Group Ltd.
J. Nelson Happy
Louis Schreiner Field
Kerrville, Texas 78028
Phone: 830-792-2917


________________________
CONTACT:
     Mooney Aerospace Group Ltd., Kerrville
     J. Nelson Happy, 830-792-2917